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                                                                  EXHIBIT 99B.10


                 [LETTERHEAD OF PIPER & MARBURY APPEARS HERE]



                                April 22, 1991

Nicholas--Applegate Growth Equity Fund, Inc.
One Seaport Plaza
New York, New York 10290

Dear Sirs:

          We have acted as Maryland counsel for Nicholas--Applegate Growth Equity Fund, Inc. (the "Company") in connection with the Company's Registration Statement on Form N-IA (the "Registration Statement") relating to the registration of shares off stockholders of the Company upon its conversion to an open-end investment company under the Investment Company Act of 1940 (File No. 811-5019) and the registration of the offering and sale of an indefinite number of shares of capital stock (par value $.01 per share) of the Company under the Securities Act of 1933 (File No 33-38461).

          In that capacity we have examined such statutes, regulations and corporate records and documents that we deemed necessary or advisable for purposes of the following opinion. Based upon the foregoing, having due regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

               1. The 11,869,000 shares of common stock of the Company outstanding as of this date are legally issued, fully paid and nonassessable.

               2. The 99,881,310 remaining unissued shares authorized for issuance by the Company's charter, have been duly and validly authorized for issuance by the Board of Directors and, upon acceptance for record by the Maryland State Department of Assessments and Taxation of amendments to the charter of the Company converting the Company to an open-end investment company and reclassifying 50,000,000 million shares
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Nicholas--Applegate Growth                                       PIPER & MARBURY
Equity Fund, Inc.
April 22, 1991


of the Company's common stock into each of a Class A series and a Class B series, and upon the issuance and sale of such shares as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

          We hereby consent to the incorporation of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,

                                   /s/